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                                                                     EXHIBIT (5)



                               September 13, 2002


Brady Corporation
6555 West Good Hope Road
P.O. Box 571
Milwaukee, Wisconsin  53201-0571

         Re:   Brady Corporation 2001 Omnibus Incentive Stock Plan

Ladies and Gentlemen:

         We are providing this opinion in connection with the Registration Statement of Brady Corporation (the "Company") on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed issuance by the Company of up to 500,000 shares of Class A Nonvoting Common Stock, par value $.01 per share, of the Company (the "Shares") pursuant to the Company's 2001 Omnibus Incentive Stock Plan (the "Plan").

         We have examined: (i) the Registration Statement; (ii) the Company's Restated Articles of Incorporation and Bylaws, as amended to date; (iii) the Plan; (iv) the corporate proceedings relating to the adoption and approval of the Plan and the authorization for the issuance of the Shares; and (v) such other documents and records and such matters of law as we have deemed necessary in order to render this opinion.

         On the basis of the foregoing, we advise you that, in our opinion:

         1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.

         2. The Shares, when issued as and for the consideration contemplated by the Plan, will be validly issued, fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case.

         One of the Registrant's directors, Peter J. Lettenberger, and its Secretary, Conrad G. Goodkind, are Partners of Quarles & Brady LLP, which serves as general counsel to the Registrant.



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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. In giving consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

                                                Very truly yours,

                                                /s/ Quarles & Brady LLP

                                                QUARLES & BRADY LLP




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